Exhibit 99.2

CONTACT:	Lori Barker Director of Investor Relations (408) 542-9565

SANDISK ANNOUNCES RECORD REVENUES AND OPERATING EARNINGS

Year-over-Year Growth in Revenues of 84% and Earnings per Share of 300%

     SUNNYVALE, CA, July 16, 2003 — SanDisk Corporation (NASDAQ:SNDK), the world’s largest supplier of flash memory data storage card products, today announced results for the second quarter ended June 30, 2003. Total second quarter revenues grew 84% to $234.6 million compared to the second quarter of 2002 and increased 34% from the prior quarter of 2003. Second quarter net income was $41.3 million compared to $9.0 million and $24.9 million for the prior year’s corresponding quarter and the first quarter of 2003, respectively. Earnings per share grew 300% for the second quarter of 2003 and were $0.52 per diluted share compared with $0.13 per diluted share in the same quarter of 2002. Earnings per share grew 58% sequentially compared to $0.33 per diluted share in the first quarter of 2003.

     “The second quarter was our best quarter ever for revenues and operating earnings. Megabytes and units sold in the quarter reflect record performance, far exceeding our internal forecasts. Demand for our products was exceptionally strong throughout the quarter from OEM and retail customers in all geographies. Current market demand is driven by strong sales of digital cameras as well as accelerating sales of camera cell phones, USB flashdrives and numerous other new applications for NAND flash. I am particularly pleased with our increasing penetration into the camera cell phone market, as well as our excellent internal execution in launching the miniSD card in the second quarter,” said Eli Harari, President and CEO of SanDisk Corporation. “Current demand for NAND flash is exceeding the total industry supply, resulting in a relatively benign pricing environment as we enter the third quarter. I am optimistic about our business prospects in the second half of the year.”

Q2 Financial Highlights

•	Product revenues were a record $214.0 million, a growth rate of 85% year-over-year and 38% sequentially.
•	License and royalty revenues were $20.6 million and included a one-time catch-up payment of approximately $3 million from one of our licensees.
•	Total megabytes sold were a record and grew in excess of 200% year-over-year and 54% sequentially.
•	Record units were sold and grew in excess of 100% year-over-year and 51% sequentially.
•	Average price per megabyte sold declined 11% sequentially and 42% year-over-year.
•	Total gross margin was 38% of total revenues and product gross margin was 32%.
•	SanDisk shipped more than one million miniSD cards in the second quarter product launch; the highest volume launch in SanDisk’s history.
•	Secure Digital card revenues continued to accelerate and grew more than 50% sequentially.

Exhibit 99.2

•	Net cash provided by operating activities was $62.4 million. SanDisk’s cash and short-term investment position increased to $530.3 million.

Q2 Business Highlights

•	SanDisk began supplying the new miniSD card for the i-mode 505i series mobile camera phones sold in Japan by NTT DoCoMo. Some of these 505i mobile phones are bundled with a 16-megabyte miniSD card supplied by SanDisk. SanDisk also began selling miniSD cards through retail stores in Japan.
•	SanDisk signed an expanded cross-licensing agreement that strengthens our relationship with Sony and enables SanDisk to manufacture and resell various Memory Stick products under the SanDisk brand to our retail and OEM customers. These products include Memory Stick, Memory Stick Duo, Memory Stick with Memory Select Function, Memory Stick I/O cards and Memory Stick PRO.
•	SanDisk signed an agreement with Olympus enabling us to manufacture xD-Picture Cards for Olympus and to sell cards under the Olympus brand, in SanDisk’s packaging, through our global retail distribution channel of more than 50,000 store fronts.
•	Toshiba and SanDisk tested and demonstrated performance and reliability of a high-density NAND flash memory cell structure that is expected to allow production of 4-Gigabit NAND flash memory using the 90 nanometer design rules in 2004.
•	Conversion of .16 micron NAND to .13 micron NAND at Yokkaichi proceeded on schedule in the second quarter and is expected to be completed in the third quarter as planned.
•	FORTUNE magazine selected SanDisk for inclusion in their list of top 40 market performers.
•	Business Week listed SanDisk as one of the world’s 100 best performing technology companies.
•	Circuit City awarded SanDisk the 2002 Merchandising Vendor Excellence award.

Business Outlook

     Despite continued limited bookings visibility, we are optimistic about our business prospects in the second half of the year. In the third quarter, we are projecting continued strength in demand for our products in a relatively benign pricing environment fostered by industry-wide NAND flash memory capacity shortages. We are operating at 100% capacity utilization of our captive sources and maximizing our purchases from non-captive sources. Third quarter product revenues are expected to be capped at a level slightly higher than in the strong second quarter due to these capacity constraints. License and royalty revenues are expected to be approximately $18 million and operating expenses are projected to increase by approximately 12% sequentially. We project that third quarter product gross margins will be in the range of 28-32% which includes increased contribution from non-captive sources that typically generate lower product gross margins. The effective tax rate is forecast to increase to approximately 15% for the second half of the year. Share count changes will largely be a function of the average quarterly stock price. We expect our NAND flash supply availability from captive and non-captive sources to improve considerably in the fourth quarter, in time for the expected seasonally strong year-end.

Forward-Looking Statement

     This news release contains certain forward-looking statements, including our business outlook, expectations for new product introductions, capacity, future product revenues, average selling prices, gross margins, operating margins and tax rates, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: fluctuations in operating results, yields and possible delays related to the start-up of .13 micron flash memory wafer production for FlashVision at the Yokkaichi facility in Japan, delays in qualification of some new .13

Exhibit 99.2

micron product components, any interruption of supply from the Yokkaichi facility, future average selling price erosion due to excess industry capacity, current global economic and geo-political conditions, the timely development, internal qualification and customer acceptance of new products such as the new miniSD, as well as new products that are based on the NAND and NAND/MLC .13 micron flash chips, fluctuations in royalty revenues, business disruption including reduced sales to our customers in the Pacific Rim that may arise from regional issues in Asia, further impairment of our investments in Tower Semiconductor Ltd. and UMC due to any further decline in stock valuations and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Registration Statement on Form S-3 filed on July 16, 2003, the Form 10-Q for the quarter ended March 31, 2003 and the Annual Report on Form 10-K for the year ended December 31, 2002. Future results may differ materially from those previously reported. We assume no obligation to update the information contained in this release.

About SanDisk

     SanDisk Corporation, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high-density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

Additional Information

     SanDisk announced separately today the filing of a shelf registration statement for an equity offering of up to $500 million.

Conference Call

     SanDisk’s second quarter 2003 conference call is scheduled for 2:00 p.m. Pacific Time, Wednesday, July 16th. The conference call is being webcast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (800) 946-0712. The call will also be available by telephone replay after 6:00 p.m. Pacific Time on July 16th through Sunday, July 20, 2003, by dialing (888) 203-1112 and entering the pass code 541797. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website.

SanDisk’s web site / home page address: http:/ / www.sandisk.com All trade names are either registered trademarks or trademarks of their respective holders. i-Mode is NTT DoCoMo’s registered mark.

Exhibit 99.2

SanDisk Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues:
Product	$214,044	$115,677	$369,492	$202,136
License and royalty	20,582	12,021	39,614	18,181

Total revenue	234,626	127,698	409,106	220,317
Cost of product revenues	145,854	84,384	248,743	165,783

Gross profits	88,772	43,314	160,363	54,534
Operating expenses:
Research and development	19,349	17,273	36,927	31,823
Sales and marketing	15,525	8,817	28,167	17,865
General and administrative	7,239	6,591	13,924	11,257

Total operating expenses	42,113	32,681	79,018	60,945
Operating income (loss)	46,659	10,633	81,345	(6,411)
Equity in (loss) income of joint ventures	(100)	1,740	39	1,247
Interest income	1,823	2,183	4,011	4,497
Interest expense	(1,687)	(1,707)	(3,375)	(3,363)
Loss in investment in foundries, net	(1,417)	—	(3,583)	—
Loss in equity investment	—	—	(4,500)	—
Other income (loss), net	161	(1,929)	(855)	(1,983)

Income (loss) before taxes	45,439	10,920	73,082	(6,013)
Provision for (benefit from) income taxes	4,113	1,880	6,831	(11,319)

Net income	$41,326	$9,040	$66,251	$5,306

Net income per share
Basic	$0.59	$0.13	$0.95	$0.08
Diluted	$0.52	$0.13	$0.86	$0.07
Shares used in computing net income per share
Basic	69,602	68,711	69,445	68,654
Diluted	82,369	70,977	81,163	70,991

Exhibit 99.2

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2003	December 31, 2002*

	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$323,830	$266,635
Short-term investments	206,508	189,856
Investment in foundries	151,425	110,069
Accounts receivable, net	102,262	81,086
Inventories	74,480	88,595
Tax refund receivable	—	1,563
Prepaid expenses and other current assets	22,986	16,926

Total current assets	881,491	754,730
Property and equipment, net	45,550	30,307
Investment in foundries	—	24,197
Investment in FlashVision	142,448	142,825
Deferred tax asset	6,922	6,922
Deposits and other non-current assets	5,627	14,598

Total Assets	$1,082,038	$973,579

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$55,342	$28,294
Accounts payable to related parties	35,480	26,349
Accrued payroll and related expenses	14,238	11,690
Income taxes payable	18,682	15,978
Deferred tax liability	1,519	6,922
Research and development liability, related party	4,500	10,507
Other accrued liabilities	26,655	26,780
Deferred income on shipments to distributors and retailers and deferred revenue	45,868	43,760

Total current liabilities	202,284	170,280
Convertible subordinated notes payable	150,000	150,000
Other liabilities	1,608	2,404
Deferred revenue	24,272	23,175

Total Liabilities	378,164	345,859
Stockholders’ Equity:
Common stock	592,385	585,968
Retained earnings	151,016	84,765
Accumulated other comprehensive loss	(39,527)	(43,013)

Total stockholders’ equity	703,874	627,720
Total Liabilities and Stockholders’ Equity	$1,082,038	$973,579

*Information derived from the audited Consolidated Financial Statements.